Exhibit 10.14

Airfleet Resources, Ltd Queen City Airport 1730 Vultee St. Suite 105 Allentown, PA USA 18103 Tel +1 917 722 1062 Fax +1 917 722 1178

COOPERATION AGREEMENT FEBRUARY 2021

By and Between:

Global Crossing Airlines, Inc., Building 5A, 4200 NW 36th Street, MIA Int’l Airport, Miami, FL 33166

(“GlobalX”)

And

Airfleet Resources, Ltd; Queen City Airport, 1730 Vultee St. Suite 105, Allentown, PA 18103 USD

(“AFR”).

The parties agree as follows:

1.	This document extends and supercedes the original Cooperation Agreement 2020 and Cooperation Agreement 2020 - September Extension between the parties.

2.

GlobalX hereby authorizes AFR as its partner to assist with arranging the acquisition of used Airbus A320 and A330 family aircraft via purchase, or dry or finance lease (the “Aircraft”). It would be AFR’s role to act as an extension of GlobalX’s management team in order to manage the acquisition project and obtain the best financial and commercial terms possible for GlobalX.

3.

AFR is authorized to negotiate, with GlobalX guidance, with potential aircraft providers (likely lessors, but not excluding banks, airlines, etc) on GlobalX’s behalf, and GlobalX shall be kept fully apprised of all ongoing negotiations. AFR’s tasks to include, but not be limited to:

a.

Developing a target list of potential lessors or financers and reviewing the same with GlobalX based upon the current airline operator and owner lists of year 2000-2010 (as a general guidance) Aircraft.

b.	Diligently and discreetly seeking such transactions on a direct basis with parties on the list.

c.	Acquiring detailed technical and commercial terms from the prospects.

d.	Ascertaining the parties’ level of interest in the potential transaction, and at what price level and lease terms.

e.	Narrowing down the field to 3-5 of the most interested parties that indicate the lowest potential prices and most attractive commercial and technical terms.

f.	Assisting GlobalX to finalize negotiations at the lowest possible price and most attractive lease terms that the market would bear.

g.	Overseeing transaction documentation and assisting with all work related to hopeful lease initiation.

h.

The main point of these efforts is to ensure GlobalX’s officers and shareholders that lease-in and/or purchase decisions would be taken with a very complete view of all potential options on the market, which is changing radically on a daily basis, and that GlobalX receives the best opportunity that the market has to offer.

4.

Each party shall bear their own costs under this agreement, except that GlobalX shall reimburse AFR for economy air travel and basic hotel accommodation for travel undertaken by AFR personnel directly related to this project, provided that such costs are reviewed and approved in advance by GlobalX (to be on a case-by-case basis). GlobalX shall have the option in its sole discretion to reject any request for travel reimbursement. However, air travel to and from Miami, FL for regular visits to GlobalX’s headquarters, along with hotel accommodation in Miami at the EDHotel (or up to $120/night if AFR personal stay elsewhere in the Miami area) shall be covered by GlobalX and reimbursed quarterly to AFR.

5.	AFR shall not have the authority to bind GlobalX into any transaction.

6.	This agreement shall begin on the date of execution of this Letter Agreement, and shall remain in full force and effect for 6 months from such date (“Initial Term”).

7.	GlobalX shall ensure that the lessor, seller or financier pays (or, alternatively, GlobalX shall pay) to AFR the following sum:

Upon the successful acquisition of an Aircraft within the Initial Term of this agreement (or within 12 months thereafter to a party on a list, not to exceed 5 parties, to be provided upon expiry of the Initial Term by AFR), the lessor or financier shall build into the lease stream, collect and pay out to AFR as lease payments would be received, the sum $10K per month X 5 months ($50,000 USD total) per individual Aircraft. Such fee shall be paid by wire transfer monthly. In the event Lessor forbids or refuses such payments (or GlobalX, upon consultation with AFR, determines that such fee may be detrimental to GlobalX’s chances of acquiring the Aircraft from the lessor/financier), then, alternatively, GlobalX shall pay to AFR two payment of $25,000 USD each; one payment upon aircraft delivery, and one payment 2 months after aircraft delivery. Such aforementioned fees shall be reduced by 20% in event of a package transaction of two aircraft, and 30% in event of package transaction of three or more aircraft.

Furthermore, in the event of a purchase by GlobalX (or by a lessor intermediary, who intends to enact a follow-on lease or financing to GlobalX) in the time frames outlined above, then GlobalX shall pay a fee of 1% (for individual aircraft values up to $7.0M USD) or 0.8% (for individual aircraft values above $7.0M USD, or for individual aircraft purchased under a fleet purchase with a total price greater than $7.0M for the package) of the Aircraft purchase price upon closing via wire as an intregral part of the transaction. However, no fees shall be payable to AFR in the event Vallair (of France & Luxembourg) purchases Aircraft presented or introduced by AFR. For the avoidance of doubt, the fee outlined in the prior paragraph directly above shall be payable by GlobalX upon the lease-in acquisition by GlobalX of any such Aircraft from Vallair or its assignee, as Lessor, but shall be limited as follows:

A.

Such fee shall only be payable only if AFR materially and substantially participates in the acquisition of the specific individual Aircraft purchased by Vallair, and the fee shall be capped at $25,000 USD total for the first such aircraft, and $20,000 total for each addition individual aircraft.

B.

In the event Vallair itself sources aircraft for onward lease to GlobalX, and GlobalX accepts such individual aircraft on lease, and in the event AFR materially participates in assisting GlobalX with the lease acquisition from Vallair (including managing documentation, inspections, delivery flights, etc), then AFR shall be paid a fee of $15,000 USD per individual Aircraft upon delivery by GlobalX. Should AFR have little or no involvement with such lease deliveries, then no fee shall be payable to AFR by GlobalX.

Furthermore, in the event AFR materially assists in arranging financing during the time frames outlined above to allow the acquisition of Aircraft by GlobalX, the same fees as listed in the previous paragraph shall additionally be paid to AFR by wire upon closing as an integral part of the transaction.

Furthermore, in the event GlobalX acquires Aircraft during the Term of this agreement with no or limited involvement of AFR (for example, but not limited to, when aircraft are introduced via personal connections of GlobalX officers, and/or negotiated directly by GlobalX officers) then AFR shall be paid a partial fee reflecting AFR’s level of involvement. Such partial fee shall in no event be less than 25% of the aforementioned fees in this paragraph 7, per individual Aircraft.

Lastly, in recognition of work undertaken to date, GlobalX agrees to pay AFR the following sums:

A.	$15,000 USD upon the earlier of the arrival of A321 msn 2480 to Miami, or March 12, 2021. Such payment shall cover all compensation in full for this specific aircraft.
B.

In the event no additional deliveries (other than A320 msn 2695 and A321 msn 2480) have taken place by June 1, 2021, then GlobalX shall pay to AFR the sum of $15,000 USD by June 11, 2021. Such amount shall be a “draw” (pre-payment) of fees payable against future aircraft deliveries. Any fee owed to AFR for future deliveries shall be reduced by this same amount.

8.

Additionally, AFR shall provide marketing services to GlobalX for ACMI leasing of GlobalX aircraft; it is envisioned that marketing efforts would initially be tailored toward summer 2021 ACMI leasing, likely (but not limited to) to European carriers. Should AFR be successful in placing GlobalX aircraft on ACMI lease(s), then AFR shall be paid a fee by GlobalX as ACMI rental payments would be received from the ACMI lessee(s), in the amounts as follows; GlobalX shall only be obligated to pay to AFR once rental payments would actually be received by GlobalX, and GlobalX shall pay to AFR within two weeks of receipt of such funds, monthly, and such fees shall be payable during extensions or renewals:

a.	If one aircraft would fly for one lessee:
i.	$50 USD per BH, reducing to $40 for hours flown above 250 hours per month, for each block hour actually flown and paid by lessee.
b.	If more than one aircraft would fly for the same lessee, then the fee on the second aircraft would be reduced by 20%, and the aircraft third (or more aircraft beyond three) by 30%.
c.

If two or more aircraft would go to two or more separate lessees, then the fee structure per a. and b. above would apply to each aircraft flown for each separate lessee; namely if one aircraft would be flown by each separate lessee, then a. would apply, and if more than one per lessee, then b. would apply.

9.	The terms of this agreement shall remain confidential between the parties.

10.

GlobalX agrees to indemnify, hold harmless, reimburse and defend, to the fullest extent permitted by law AFR, and its officers, directors, and agents personally against any and all claims, liabilities and costs and expenses, including, but not limited to, legal and other professional costs, which in any way may result from, pertain to or arise in any manner out of, or are in any manner related to:

a.

the condition, delivery, lease, acceptance, rejection, total loss, possession, return, subleasing, wetleasing, sale or transfer by GlobalX, use or operation of an Aircraft either in the air or on the ground; or

b.

any defect in an Aircraft or any item of equipment arising from the design, testing, or use thereof or from any maintenance, service repair, overhaul or testing of an Aircraft whether or not an Aircraft is in the possession of GlobalX and regardless of where an Aircraft may be located; or

c.

GlobalX commencing any case, proceeding or other action under any existing to future law relating to bankruptcy, insolvency, administration, reorganization or seeking appointment of a receiver, trustee, custodian or similar officer for it or for all or any substantial part of its assets; or

d.	any breach by GlobalX of the terms of this agreement;

except GlobalX shall not be obligated to indemnify AFR in the event of gross negligence or willful misconduct by AFR.

11.

Additionally, AFR agrees to use reasonable efforts to obtain an LOI from a major European carrier for the ACMI lease of GlobalX’s aircraft during summer 2021. There shall be no charge for this service from AFR unless a meeting is required to obtain such LOI, and in such case, GlobalX shall cover AFR’s economy class airfare and basic hotel cost (to be reviewed and approved in advance by GlobalX).

12.	Neither party may assign or otherwise transfer this letter agreement to any third party.

13.

Subject to the provisions of Paragraph 6 above, this agreement may be cancelled any time by GlobalX upon written notice given to AFR; however, should GlobalX go on to acquire Aircraft during the Initial Term (or within 6 months thereafter) to a party identified in writing by AFR prior to cancellation, then the fee amount per Par 6 shall still be paid to AFR.

14.

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

15.

If any provision of this agreement is prohibited by law or judged by a court to be unlawful, void or unenforceable, the provision shall, to the extent required, be severed from this agreement and rendered ineffective as far as possible without modifying the remaining provisions of the agreement, and shall not in any way affect any other circumstances of or the validity or enforcement of this agreement. Should a dispute between the parties arise, the prevailing party shall be entitled to collect its legal fees from the other party.

16.	This letter agreement shall be governed by the laws of New York, USA.

Sincerely,

/s/ John Clevenger
For Airfleet Resources, Ltd

Print Name:	John Clevenger

Title:	President
Date:	February 15, 2021

Acknowledged and agreed

/s/ Ryan Goepel
For Global Crossing Airlines, Inc.

Print Name:	Ryan Goepel

Title:	EVP and CFO
Date:	2/15/2021